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                                                                   EXHIBIT 11.1
                             SOLIGEN TECHNOLOGIES, INC.

                         COMPUTATION OF NET LOSS PER SHARE


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                                          THREE MONTHS ENDED              NINE MONTHS ENDED
                                              DECEMBER 31,                    DECEMBER 31,
                                        -------------------------   -----------------------------
                                           1997          1996            1997             1996
                                        ------------   ----------    -----------      ------------
Weighted average common
     shares outstanding                  32,678,634    30,080,540     32,240,344       29,852,400

Net loss                                $  (207,000)   $  (29,000)   $  (868,000)     $(1,241,000)

Basic and dilutive loss per share       $     (0.01)   $    (0.00)   $     (0.03)     $     (0.04)

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